UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

MakeMyTrip Limited
(Name of Issuer)

Ordinary Shares, $0.0005 par value per share
(Title of Class of Securities)

V5633W109
(CUSIP Number)

December 31, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

__________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No	V5633W109

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Private Investment Partners IV, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,502,920

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,502,920

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,502,920

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	V5633W109

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Performance IV, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,502,920

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,502,920

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,502,920

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	V5633W109

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Management IV, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,502,920

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,502,920

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,502,920

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No	V5633W109

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Private Investment Partners V, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,126,840

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,126,840

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,126,840

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.8%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	V5633W109

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Performance V, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,126,840

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,126,840

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,126,840

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.8%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	V5633W109

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Management V, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,126,840

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,126,840

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,126,840

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.8%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No	V5633W109

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	V5633W109

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global II, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	V5633W109

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Master Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	V5633W109

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No	V5633W109

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Investments, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

3,555,106

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

3,555,106

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,555,106

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	V5633W109

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Performance, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

3,555,106

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

3,555,106

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,555,106

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No	V5633W109

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

7,184,866

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

7,184,866

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,184,866

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

19.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO, IA

CUSIP No	V5633W109

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Charles P. Coleman III

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

7,184,866

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

7,184,866

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,184,866

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

19.5%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

THIS IS THE THIRD AMENDMENT TO SCHEDULE 13G BEING FILED BY EACH OF THE REPORTING PERSONS WITH THE EXCEPTION OF TIGER GLOBAL INVESTMENTS, L.P.  THIS IS THE INITIAL SCHEDULE 13G BEING FILED BY TIGER GLOBAL INVESTMENTS, L.P.

CUSIP No	V5633W109

Item 1.	(a).	Name of Issuer:

MakeMyTrip Limited

(b).	Address of Issuer's Principal Executive Offices:

103 Udyog Vihar, Phase 1 Gurgaon, Haryana 122016 India

Item 2.	(a).	Name of Person Filing:

Tiger Global Private Investment Partners IV, L.P.
Tiger Global PIP Performance IV, L.P.
Tiger Global PIP Management IV, Ltd.
Tiger Global Private Investment Partners V, L.P.
Tiger Global PIP Performance V, L.P.
Tiger Global PIP Management V, Ltd.
Tiger Global, L.P.
Tiger Global II, L.P.
Tiger Global Master Fund, L.P.
Tiger Global, Ltd.
Tiger Global Investments, L.P.
Tiger Global Performance, LLC
Tiger Global Management, LLC
Charles P. Coleman III

(b).	Address of Principal Business Office, or if None, Residence:

Tiger Global Private Investment Partners IV, L.P.
Tiger Global PIP Performance IV, L.P.
Tiger Global PIP Management IV, Ltd.
Tiger Global Private Investment Partners V, L.P.
Tiger Global PIP Performance V, L.P.
Tiger Global PIP Management V, Ltd.
Tiger Global Master Fund, L.P.
Tiger Global, Ltd.
Tiger Global Investments, L.P.
c/o Citco Fund Services (Cayman Islands)Limited
Regatta Office Park
West Bay Road
P.O. Box 31106
Grand Cayman KY1-1205
Cayman Islands

Tiger Global, L.P.
Tiger Global II, L.P.
c/o Tiger Global Performance, LLC
101 Park Ave
48th Floor
New York, New York 10178

Tiger Global Performance, LLC
Tiger Global Management, LLC
101 Park Ave
48th Floor
New York, New York 10178

Charles P. Coleman III
c/o Tiger Global Management, LLC
101 Park Ave
48th Floor
New York, New York 10178

(c).	Citizenship:

Tiger Global Private Investment Partners IV, L.P. – Cayman Islands limited partnership
Tiger Global PIP Performance IV, L.P. – Cayman Islands limited partnership
Tiger Global PIP Management IV, Ltd. – Cayman Islands exempted company
Tiger Global Private Investment Partners V, L.P. – Cayman Islands limited partnership
Tiger Global PIP Performance V, L.P. – Cayman Islands limited partnership
Tiger Global PIP Management V, Ltd. – Cayman Islands exempted company
Tiger Global, L.P. – Delaware limited partnership
Tiger Global II, L.P. – Delaware limited partnership
Tiger Global Master Fund, L.P. – Cayman Islands limited partnership
Tiger Global, Ltd. – Cayman Islands exempted company
Tiger Global Investments, L.P. – Cayman Islands limited partnership
Tiger Global Performance, LLC – Delaware limited liability company
Tiger Global Management, LLC – Delaware limited liability company
Charles P. Coleman III – United States citizen

(d).	Title of Class of Securities:

Ordinary Shares, $0.0005 par value per share

(e).	CUSIP Number:

V5633W109

Item 3.	If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

(a)	[_]	Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

(b)	[_]	Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

(d)	[_]	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	[_]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[_]	Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

1,502,920 shares deemed beneficially owned by Tiger Global Private Investment Partners IV, L.P.
1,502,920 shares deemed beneficially owned by Tiger Global PIP Performance IV, L.P.
1,502,920 shares deemed beneficially owned by Tiger Global PIP Management IV, Ltd.
2,126,840 shares deemed beneficially owned by Tiger Global Private Investment Partners V, L.P.
2,126,840 shares deemed beneficially owned by Tiger Global PIP Performance V, L.P.
2,126,840 shares deemed beneficially owned by Tiger Global PIP Management V, Ltd.
0 shares deemed beneficially owned by Tiger Global, L.P.
0 shares deemed beneficially owned by Tiger Global II, L.P.
0 shares deemed beneficially owned by Tiger Global Master Fund, L.P.
0 shares deemed beneficially owned by Tiger Global, Ltd.
3,555,106 shares deemed beneficially owned by Tiger Global Investments, L.P.
3,555,106 shares deemed beneficially owned by Tiger Global Performance, LLC
7,184,866 shares deemed beneficially owned by Tiger Global Management, LLC
7,184,866 shares deemed beneficially owned by Charles P. Coleman III

(b)	Percent of class:

4.1% deemed beneficially owned by Tiger Global Private Investment Partners IV, L.P.
4.1% deemed beneficially owned by Tiger Global PIP Performance IV, L.P.
4.1% deemed beneficially owned by Tiger Global PIP Management IV, Ltd.
5.8% deemed beneficially owned by Tiger Global Private Investment Partners V, L.P.
5.8% deemed beneficially owned by Tiger Global PIP Performance V, L.P.
5.8% deemed beneficially owned by Tiger Global PIP Management V, Ltd.
0% deemed beneficially owned by Tiger Global, L.P.
0% deemed beneficially owned by Tiger Global II, L.P.
0% deemed beneficially owned by Tiger Global Master Fund, L.P.
0% deemed beneficially owned by Tiger Global, Ltd.
7.0% deemed beneficially owned by Tiger Global Investments, L.P.
7.0% deemed beneficially owned by Tiger Global Performance, LLC
19.5% deemed beneficially owned by Tiger Global Management, LLC
19.5% deemed beneficially owned by Charles P. Coleman III

(c)	Number of shares as to which Tiger Global Private Investment Partners IV, L.P. has:

	(i)	Sole power to vote or to direct the vote	0	,

	(ii)	Shared power to vote or to direct the vote	1,502,920	,

	(iii)	Sole power to dispose or to direct the disposition of	0	,

	(iv)	Shared power to dispose or to direct the disposition of	1,502,920	.

	Number of shares as to which Tiger Global PIP Performance IV, L.P. has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	1,502,920	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	1,502,920	.

Number of shares as to which Tiger Global PIP Management IV, Ltd. has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	1,502,920	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	1,502,920	.

Number of shares as to which Tiger Global Private Investment Partners V, L.P. has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	2,126,840	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	2,126,840	.

Number of shares as to which Tiger Global PIP Performance V, L.P. has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	2,126,840	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	2,126,840	.

Number of shares as to which Tiger Global PIP Management V, Ltd. has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	2,126,840	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	2,126,840	.

Number of shares as to which Tiger Global, L.P. has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	0	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	0	.

Number of shares as to which Tiger Global II, L.P. has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	0	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	0	.

Number of shares as to which Tiger Global Master Fund, L.P. has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	0	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	0	.

Number of shares as to which Tiger Global, Ltd. has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	0	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	0	.

Number of shares as to which Tiger Global Investments, L.P. has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	3,555,106	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	3,555,106	.

Number of shares as to which Tiger Global Performance, LLC has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	3,555,106	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	3,555,106	.

Number of shares as to which Tiger Global Management, LLC has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	7,184,866	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	7,184,866	.

Number of shares as to which Charles P. Coleman III has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	7,184,866	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	7,184,866	.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Each of Tiger Global Private Investment Partners IV, L.P., Tiger Global PIP Performance IV, L.P., Tiger Global PIP Management IV, Ltd., Tiger Global Private Investment Partners V, L.P., Tiger Global PIP Performance V, L.P., Tiger Global PIP Management V, Ltd., Tiger Global, L.P., Tiger Global II, L.P., Tiger Global Master Fund, L.P. and Tiger Global, Ltd. are not the beneficial owner of more than five percent of the class of securities.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified.  A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary.  If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group.  If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity.  See Item 5.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 11, 2012

Tiger Global Private Investment Partners IV, L.P. By Tiger Global PIP Performance IV, L.P. Its General Partner By Tiger Global PIP Management IV, Ltd Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Director

Tiger Global PIP Performance IV, L.P. By Tiger Global PIP Management IV, Ltd. Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Director

Tiger Global PIP Management IV, Ltd.	/s/ Charles P. Coleman III Signature Charles P. Coleman III Director

Tiger Global Private Investment Partners V, L.P. By Tiger Global PIP Performance V, L.P. Its General Partner By Tiger Global PIP Management V, Ltd. Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Director

Tiger Global PIP Performance V, L.P. By Tiger Global PIP Management V, Ltd. Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Director

Tiger Global PIP Management V, Ltd	/s/ Charles P. Coleman III Signature Charles P. Coleman III Director

Tiger Global, L.P. By Tiger Global Performance, LLC Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Managing Member

Tiger Global II, L.P. By Tiger Global Performance, LLC Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Managing Member

Tiger Global Master Fund, L.P. By Tiger Global Performance, LLC Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Managing Member

Tiger Global, Ltd.	/s/ Charles P. Coleman III Signature Charles P. Coleman III Director

Tiger Global Master Fund, L.P. By Tiger Global Performance, LLC Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Managing Member

Tiger Global Performance, LLC	/s/ Charles P. Coleman III Signature Charles P. Coleman III Managing Member

Tiger Global Management, LLC	/s/ Charles P. Coleman III Signature Charles P. Coleman III Managing Member

Charles P. Coleman III	/s/ Charles P. Coleman III Signature

Exhibit A

AGREEMENT

The undersigned agree that this amendment to Schedule 13G dated January 11, 2012 relating to the ordinary shares, $0.0005 par value per share of MakeMyTrip Limited, shall be filed on behalf of the undersigned.

Date:  January 11, 2012

Tiger Global Private Investment Partners IV, L.P. By Tiger Global PIP Performance IV, L.P. Its General Partner By Tiger Global PIP Management IV, Ltd Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Director

Tiger Global PIP Performance IV, L.P. By Tiger Global PIP Management IV, Ltd. Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Director

Tiger Global PIP Management IV, Ltd.	/s/ Charles P. Coleman III Signature Charles P. Coleman III Director

Tiger Global Private Investment Partners V, L.P. By Tiger Global PIP Performance V, L.P. Its General Partner By Tiger Global PIP Management V, Ltd. Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Director

Tiger Global PIP Performance V, L.P. By Tiger Global PIP Management V, Ltd. Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Director

Tiger Global PIP Management V, Ltd.	/s/ Charles P. Coleman III Signature Charles P. Coleman III Director

Tiger Global, L.P. By Tiger Global Performance, LLC Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Managing Member

Tiger Global II, L.P. By Tiger Global Performance, LLC Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Managing Member

Tiger Global Master Fund, L.P. By Tiger Global Performance, LLC Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Managing Member

Tiger Global, Ltd.	/s/ Charles P. Coleman III Signature Charles P. Coleman III Director

Tiger Global Master Fund, L.P. By Tiger Global Performance, LLC Its General Partner	/s/ Charles P. Coleman III Signature Charles P. Coleman III Managing Member

Tiger Global Performance, LLC	/s/ Charles P. Coleman III Signature Charles P. Coleman III Managing Member

Tiger Global Management, LLC	/s/ Charles P. Coleman III Signature Charles P. Coleman III Managing Member

Charles P. Coleman III	/s/ Charles P. Coleman III Signature

SK 03559 0005 1256953